Exhibit 10.14

December 19, 2008

Mr. Steven W. Berglund

Subject:	Internal Revenue Code Section 409A Amendments to
Employment Letter Agreement

Dear Steve:

This letter serves to amend your employment letter agreement dated March 17, 1999 (the “Employment Agreement”) to address certain recent changes in tax laws.

The following sentence will be added to the end of the paragraph preceding the penultimate paragraph in your Employment Agreement:

“Any severance payable pursuant to this paragraph shall be paid in cash in a lump sum within five business days following the date of your termination of employment; provided, however, that no amount payable pursuant to this paragraph that is non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined in the sole discretion of Trimble Navigation Limited (the “Company”), shall be paid unless you experience a “separation from service,” within the meaning of Code Section 409A, and any such severance payment shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, to you on the first business day that is after the earlier of (i) the date that is six months following the date of the your separation from service or (ii) the date of your death (the “Delayed Payment Date”), if you are a “specified employee,” within the meaning of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of your employment termination), and such delayed payment is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2), or any successor provision thereto.”

Except as otherwise provided in this amendment, the terms of your Employment Agreement  will remain as originally provided in the Employment Agreement.

If you agree and consent to the terms set forth in this amendment to your Employment Agreement, please sign below.

TRIMBLE NAVIGATION LIMITED

/s/	James A. Kirkland
James A. Kirkland
Vice President and General Counsel

/s/ Steven W. Berglund
Steven W. Berglund